Exhibit 10.10

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

US$___________	July 11, 2006

CONVERTIBLE UNSECURED PROMISSORY NOTE

1.  Obligation. For value received, VENDINGDATA CORPORATION, a Nevada corporation (“Maker”), promises to pay to _________________ ("Holder"), the Principal Amount (as defined below) in the manner and upon the terms and conditions set forth herein.

2.  Principal Amount. The principal amount (“Principal Amount”) of this Note is _______________ Dollars (US$________). This Note shall not bear interest on the unpaid Principal. The Principal Amount shall be due and payable in full on January 7, 2007, unless such amount is earlier converted into shares of Common Stock of Maker pursuant to Section 3 below. Payments of the Principal Amount shall be made in lawful money of the United States of America, by wire transfer in immediately available funds to the account designated by the Holder or at such other place as Holder may designate in writing.

3.  Mandatory Conversion of Principal Amount. Subject to and concurrent with the AMEX Approval (as defined below), the Principal Amount shall be converted into shares (“Conversion Shares”) of the Maker’s common stock, par value $0.001 per share (“Common Stock”), at the rate (“Conversion Rate”) of one share of Common Stock for each US$3.50 of Principal Amount. Conversion will occur immediately on the AMEX Approval without any need for further action on the part of Maker or Holder. Certificates representing the Conversion Shares issued pursuant to this Section 3 will be subject to the terms and conditions set forth in that certain Share Sale Agreement dated 5 July 2006 by and between Maker and Holder (the “Share Sale Agreement”), and will be entitled to the rights and subject to the obligations set out in that certain Registration Rights Agreement dated of even date herewith by and between the Maker and certain holders of shares of Common Stock. As used herein, the term “AMEX Approval” shall mean either (i) confirmation from the American Stock Exchange (“AMEX”) that the transactions under the Share Sale Agreement do not require the approval of the shareholders of the Maker pursuant to Section 712 of the AMEX Company Guide or (ii) the approval of the transactions under the Share Sale Agreement by the shareholders of the Maker in accordance with Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

4.  Adjustments to Conversion Price and Number of Conversion Shares. The Conversion Rate and the number of Conversion Shares issuable upon conversion will be subject to adjustment from time to time as follows:

A.  If the shares of Common Stock at any time outstanding are subdivided into a greater number or combined into a lesser number of shares of Common Stock or if shares of Common Stock are issued as a stock dividend, the Conversion Rate and the number of Conversion Shares will be decreased or increased, as the case may be, to an amount that will bear the same relation to the Conversion Rate and the number of Conversion Shares, respectively, in effect immediately prior to such subdivision or combination or stock dividend as the total number of shares of Common Stock outstanding immediately prior to such subdivision or combination or stock dividend will bear to the total number of shares of Common Stock outstanding immediately after such subdivision or combination or stock dividend.

B.  In the event of any capital reorganization, or of any reclassification of the Common Stock or in the event of the consolidation or merger of the Company with any other corporation in which the Company is not the continuing corporation or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, this Note will after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible, upon the terms and conditions specified herein, into the number of shares of stock and warrants or other securities or property of the Company, or of the corporation resulting from such consolidation or surviving such merger or to which such sale will be made, as the case may be, to which the Conversion Shares issuable (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger, or sale) upon exercise of this Note would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger, or sale if such exercise had taken place; and in any such case, if necessary, the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the Holder will be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or warrants or other securities or property thereafter deliverable on the conversion of this Note. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock will not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this Section 4.B.

C.  Whenever there is an adjustment in the Conversion Rate as provided herein, the Company will promptly mail to the Holder, by first-class mail, postage prepaid, with a notice stating that such adjustment has been effected and stating the Conversion Rate then in effect and the number of Conversion Shares issuable upon conversion as a result of such adjustment.

D.  Irrespective of any adjustments or changes in the number of Conversion Shares actually issuable upon conversion of this Note, this Note will continue to express the number of Conversion Shares issuable thereunder as expressed in this Note when initially issued.

5.  Events of Default. The following shall each constitute an “Event of Default” under this Note: (i) default in the payment when due of any amount required hereunder, and (ii) any of the following events of bankruptcy or insolvency: (A) the Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to the Maker (“Bankruptcy Laws”), (B) the Maker shall consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law, (C) the Maker shall make an assignment for the benefit of his creditors, (D) the Maker shall admit in writing its inability to pay its debts generally as they become due, (E) the Maker shall consent to the appointment of a receiver, trustee, or by the order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Maker or of any substantial part of its property shall not have been discharged within a period of sixty (60) days, (F) by decree of such a court, the Maker shall be adjudicated bankrupt or insolvent or any substantial part of the property of the Maker shall have been sequestered and such degree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof, or (G) an involuntary bankruptcy reorganization petition pursuant to any Bankruptcy Law shall be filed against the Maker (and, in the case of any such petition filed pursuant to any provision of a statute which requires the approval of such petition by a court, shall be approved by such a court) and shall not be dismissed within sixty (60) days after such filing.

6.  Expenses of Enforcement. Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, as a court of competent jurisdiction shall award, which Holder shall incur in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of Holder’s rights and remedies thereunder.

7.  Cumulative Rights and Remedies. All rights and remedies of Holder under this Note shall be cumulative and not alternative and shall be in addition to all rights and remedies available to Holder under applicable law.

8.  Governing Law. This Note shall be governed by and interpreted and construed in accordance with the laws of the State of Nevada.

9.  Notices and Demands. Any notice or demand which by any provision of this Note is required or provided to be given shall be in writing and shall be deemed to have been given or served sufficiently for all purposes if sent as provided in the Share Sale Agreement or through a nationally-recognized overnight courier and simultaneously transmitted by facsimile to the following respective addresses and facsimile telephone numbers:

Maker:	VendingData Corporation. 6830 Spencer Street Las Vegas, NV 89119 Attention: Mark R. Newburg, President and Chief Executive Officer Facsimile: (702) 733-7197

 or at any other address designated by Maker to Holder in writing.

Holder:

or at any other address designated by Holder to Maker in writing, and if to an assignee of Holder, to its address as designated to Maker in writing.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered at Las Vegas, Nevada effective as of the day and year first above written.

VENDINGDATA CORPORATION

By:
Mark R. Newburg,
President and Chief Executive Officer